Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-1 (the “Registration Statement”) of Far Point Acquisition Corporation (the “Company”), and any amendments or supplements thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the SEC declares the registration statement of the Company on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

Dated: June 6, 2018

/s/ Nicole Seligman

Name: Nicole Seligman